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

                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                               Washington, D.C. 20549

                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



[ ] Check this box if no     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
    longer subject to        Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
    Section 16. Form 4 or
    Form 5 obligations
    may continue.
    See Instruction 1(b).

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1. Name and Address of Reporting | 2. Issuer Name and Ticker or                 | 6. Relationship of Reporting Person(s) to Issuer
   Person*                       |    Trading Symbol                            |        (Check all applicable)
                                 |                                              |
                                 |                                              |  [X] Director              [ ] 10% Owner
  Fallon       Gerald            |   Digital Lightwave, Inc. (Nasdaq NM:DIGL)   |  [ ]  Officer (give        [ ] Other (specify
--------------------------------------------------------------------------------|               title below)            below)
  (Last)       (First)  (Middle) | 3. IRS or Social Security| 4. Statement for  |
                                 |    Number of Reporting   |    Month/Year     |
15550 Lightwave Drive            |    Person (Voluntary)    |                   |
                                 |                          |      8/02         |       ----------------------------------------
                                 |                          |----------------------------------------------------------------------
---------------------------------|                          | 5.If Amendment,   | 7. Individual or Joint/Group Filing
           (Street)              |                          |   Date of Original|    (Check Applicable Line)
                                 |                          |    (Month/Year)   |    [X] Form filed by One Reporting Person
  Clearwater   FL         33760  |                          |                   |    [ ] Filed by More than One Reporting Person
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 (City)     (State)        Zip)  | Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security          | 2. Trans-| 3. Trans-    | 4. Securities Acquired   | 5. Amount of   | 6. Owner-   |7. Nature
   (Instr. 3)                 |    action|    action    |    (A) or Disposed of (D)|    Securities  |    ship     |   of In-
                              |    Date  |    Code      |    (Instr.3, 4 and 5)    |    Beneficially|    Form:    |   direct
                              |   (Month/|    (Instr. 8)|                          |    Owned at    |    Direct   |   Beneficial
                              |    Day/  |-----------------------------------------|    End of Month|    (D) or   |   Owner-
                              |    Year) |         |    |         |  (A) or |      |                |    Indirect |   ship
                              |          |  Code   | V  |  Amount |  (D)    | Price|   (Instr.3     |    (I)      |
                              |          |         |    |         |         |      |    and 4)      |    (Instr.4)|   (Instr.4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than oine reporting person, see Instruction 4(b)(v).

Notes (1)-(4) appear on page 3 of this Form 4.                                                                         Page 1 of 4
                                                                                                                            (Over)
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FORM 4  (continued)      Table  II  -  Derivative   Securities  Acquired, Disposed of, or Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of     |2.Conver- |3.Transac-|4.Trans-|5.Number   |6.Date Exer-|7.Title and   |8.Price |9.Number   |10.Owner- |11.Nature
  Derivative   |  sion or |  tion    |  action|  of Der-  |  cisable   |  Amount of   |  of    |  of Deriv-| ship     |   of
  Security     |  Exercise|  Date    |  Code  |  ivative  |  and Exp-  |  Underlying  |  Deriv-|  ative    | Form of  |   Indirect
  (Instr. 3)   |  Price of|          | (Instr |  Securi-  |  iration   |  Securities  |  ative |  Secur-   | Deriv-   |   Benefi-
               |  Deriv-  |  (Month/ |  .8)   |  ities    |  Date      |  (Instr.3    |  Secur-|  ities    | ative    |   cial
               |  ative   |  Day/    |        |  Acquired |  (Month/   |  and 4)      |  ity   |  Bene-    | Security:|   Owner-
               |  Security|  Year)   |        |  (A) or   |  Day/Year) |              | (Instr.|  ficially | Direct   |   ship
               |          |          |        |  Disposed |            |              |  5)    |  Owned    | (D) or   |  (Instr.4)
               |          |          |        |  of(D)    |---------------------------|        |  at End   | Indirect |
               |          |          |        |  (Instr.3,|     |      |      |Amount |        |  of       | (I)      |
               |          |          |        |  4 and 5):|Date |Expir |Title |or     |        |  Month    | (Instr.4)|
               |          |          |        |           |Exer-|ation |      |Number |        | (Instr.4) |          |
               |          |          |--------------------|cis- |Date  |      |of     |        |           |          |
               |          |          |Code  V | (A)   |(D)|able |      |      |Shares |        |           |          |
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Employee Stock |          |          |        |       |   |     |      |      |       |        |           |          |
Option         |          |          |        |       |   |     |      |Common|       |        |           |          |
(right to buy) |    $1.42 |   8/7/02 |   A    |15,000 |   |(1)  |8/7/08|Stock |15,000 |        |           |          |
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Explaination of Responses:
(1) Vesting schedule is quarterly over a three (3) year period.

                                                                                  /s/ Gerald Fallon                 August 12, 2002
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                                                                                **Signature of Reporting Person     Date

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